(a)(97)

VOYA EQUITY TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the "Trust"), acting pursuant to the Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the "Declaration of Trust"), including Article VIII, Sections 8.2 and 8.3, of the Trust's Declaration of Trust, hereby abolish the Voya SmallCap Opportunities Fund, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated: October 26, 2022____________

/s/ Colleen D. Baldwin_____________	/s/ Joseph E. Obermeyer____________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/ John V. Boyer__________________	/s/ Sheryl K. Pressler_______________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick____________	/s/ Dina Santoro___________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin_________________	/s/ Christopher P. Sullivan___________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee